Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Yield10 Bioscience, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	244,092	$2.94	$717,630.48	$0.0000927	$66.52
Total Offering Amount					$717,630.48		$66.52
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$66.52

(1)
This registration statement relates to an additional 244,092 shares of common stock, $0.01 par value per share (the “Common Stock”), of Yield10 Bioscience, Inc. (the “Registrant”) reserved for issuance under the Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”), added pursuant to an “evergreen” provision in the 2018 Plan as of January 1, 2022.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)	The price of $2.94 per share, which is the average of the high and low sales price for a share of Common Stock as reported on the Nasdaq Capital Market on May 2, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.